SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2005

Apollo Resources International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-25873	84-1431425
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 407 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01.  Entry ito a Material Definitive Agreement.

Effective March 22, 2005, Apollo Resources International, Inc. (the “Company”) entered into a stock sale agreement with JSC Kaliningradneft (“JSC”). The full text of the agreement is attached as an exhibit to this filing.

Pursuant to the agreement the Company will acquire 90% of the equity interest of JSC.

In consideration, the Company has executed a convertible debenture, maturing March 18, 2006, in the amount of $18,500,000 payable to the shareholders of JSC.  This convertible debenture accrues interest annually at 6%. This debenture is convertible into the Company’s common stock and is subject to a share price not less than $2.00 per share.

This transaction marks the Company’s initial entrance into international oil and natural gas production with the acquisition of JSC.  JSC currently produces approximately 21,000 barrels of oil per month from eight wells. JSC is one of three oil exploration and production companies that currently operate in the far-western Russian province of Kaliningrad.  Oil reserves for JSC have been certified by the government at 4.32 million barrels.

Section 2 – Financial Information.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The Company has completed an acquisition of assets pursuant to the stock sale agreement described in Item 1.01 above.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a)          (b) Financial information on JSC and consolidated pro forma financial information on the Company following the acquisition will be provided in an amendment to this Form 8-K within 70 days of the date of this filing.

(c)          Exhibit 10.1  Stock Sale Agreement between the Company and JSC.

Exhibit 10.2  Bill of Sale between the Company and JSC.

Exhibit 10.3  Convertible Debenture between the Company and JSC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Resources International, Inc.
(Registrant)

Date:	March 30, 2005	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer